Exhibit 10.2

December 29, 2022

Douglas S. Clark, Jr.

[address on file]

Re: Special Bonus Agreement

Dear Doug,

As a key executive and strong contributor to the Company’s success, the Compensation Committee of the Board of Directors has awarded you a one-time Special Bonus in the total gross amount of $60,000, less applicable withholdings.

This bonus is awarded in recognition of your performance during 2022 related to executing our inventory strategy during a challenging supply chain environment, broadening our merchandise assortment and your efforts to offset higher costs through pricing, promotion and sourcing strategies.

If your employment with the Company should terminate for any reason before June 30, 2023, any amount of the Special Bonus that has been paid to you shall be subject to clawback by the Company and shall become immediately due and owing to the Company. In that event, you authorize the Company to deduct from any outstanding payment of wages the entire amount due to the Company. In the event this deduction is not sufficient to fully recoup the amount due to the Company, you will repay the outstanding amount within thirty (30) days of your separation. The Company may thereafter use all lawful means to collect any outstanding amounts, and you agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs in the event it is the prevailing party in any such action.

We appreciate all that you have accomplished in 2022 and look forward to driving even more success with you in 2023.

Sincerely,

/s/ Charles Tyson

Charles Tyson

President and Chief Executive Officer

Accepted and Agreed:	/s/ Douglas S. Clark, Jr.
Douglas S. Clark, Jr.